Exhibit 10.10

EXECUTION COPY

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CORN SUPPLY AGREEMENT

This Corn Supply Agreement (“Agreement”) is made this 25th day of September, 2006, by and between Cargill, Incorporated (“Cargill”), a Delaware corporation with a place of business at 15407 McGinty Road West, Wayzata, MN 55391, and Pioneer Trail Energy, LLC (“Producer”), a Delaware limited liability company. Cargill and Producer are each a “Party” and collectively are the “Parties” to this Agreement.

RECITALS

1.	Producer intends to construct, own and operate a plant at Wood River, Nebraska for the production of 115 million gallons per year of denatured fuel grade ethanol (“Ethanol Facility”).
2.	The Ethanol Facility will be located immediately adjacent to Cargill’s grain handling facility located in Wood River, Nebraska (“Grain Facility”).
3.

Producer and Cargill have executed that certain Grain Facility Lease under which Producer will lease from Cargill the Grain Facility for the purpose of receiving, storing and handling Corn (as defined below).

4.	The Parties intend for Producer to purchase Corn exclusively from Cargill for the purpose of ethanol production at the Ethanol Facility.
5.	Producer and Cargill have executed that certain Master Agreement of even date herewith (the “Master Agreement”).
6.

In consideration of the terms, conditions and covenants contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. Master Agreement. The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with any provision contained herein, the provision contained herein will control. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them by the Master Agreement.

2. Exclusive Supplier. Producer will purchase exclusively from Cargill, and Cargill will sell and deliver to Producer, all of Producer’s Corn requirements for ethanol production at the Ethanol Facility, including any Corn requirements that result from the future expansion of the Ethanol Facility so long as such expansion does not increase the Corn requirements to volumes in excess of 44.2 million bushels per year, subject to and in accordance with the terms and conditions of this Agreement. It is anticipated that Producer’s Corn requirements at the Ethanol Facility will be approximately 40.7 million bushels per year. Cargill will have absolute discretion to manage all logistics, accounting and related operations in connection with the origination, handling, and delivery of Corn to Producer except as otherwise provided in this Agreement. Notwithstanding the foregoing, Producer shall have the right to purchase Corn from third parties if Cargill fails to make any delivery evidenced by a Sales Confirmation but only to the extent of such failure.

3. Corn Specifications. All corn delivered to Producer will be U.S. No. 2 yellow dent corn with maximum moisture of 15.0%, and subject to discounts or premiums as mutually agreed upon in writing by the Parties. Additionally, all corn will comply with all other specifications, if any, as mutually agreed upon in writing from time to time by the Parties. Such other specifications may set forth toxin standards including without limitation standards relating to mycotoxins and vomitoxins. Corn meeting the specifications herein is referred to in this Agreement as “Corn”.

4. Alternative Commodity. If, and to the extent, Producer uses any raw commodity or feedstock other than Corn as a substitute or alternative in the production of ethanol at the Ethanol Facility (“Alternative Feedstock”), Cargill will have a right of first negotiation for Cargill to be the supplier of such Alternative Feedstock, and if the Parties do not reach agreement after good faith negotiations, then Cargill will have a right of first refusal on any bona fide supply arrangement reached with any third party for the supply of such Alternative Feedstock.

5. Delivery, Title and Risk of Loss. Corn will be delivered to the Grain Facility at the truck dump or rail pit, as applicable. Upon delivery, title and risk of loss will transfer to Producer. All Corn delivered will be free and clear of all liens. Upon delivery, Producer will weigh, sample, analyze and grade, at its sole expense, all Corn in accordance with federal grain inspection standards.

6. Forecasts, Orders and Sales Confirmations.

(a)

Forecasts. On a monthly basis, Producer shall provide to Cargill a written forecast estimating Producer’s anticipated Corn requirements for the immediately following twelve (12) month period (“Forecast”).

(b)

Orders. Each Cargill Working Day, Cargill will provide to Commodity Manager (as defined below) a copy of Cargill’s applicable bid sheet reflecting expected basis levels (including futures reference month) required to purchase grain for each delivery period. Cargill will use commercially reasonable efforts to provide appropriate market information to the Commodity Manager as reasonably requested, without guarantee of accuracy or completeness, provided that Cargill did not engage in fraud or willful misconduct. The Commodity Manager will provide Cargill with a Corn purchase limit order sheet (the “Limit Order Sheet”). The Limit Order Sheet will instruct Cargill to purchase up to a given quantity of Corn for each delivery period at a cash corn basis at or below the basis amounts set forth in the applicable Limit Order Sheet. Cargill may contract for the purchase of Corn at terms up to the limits set forth in the most current Limit Order Sheet. Subject to the other terms and conditions herein, Cargill will use commercially reasonable efforts to procure Corn at the lowest deliverable cost.

Cargill will provide updates to Commodity Manager regarding its ability to execute orders pursuant to the Limit Order Sheet, as well as regarding changes in the market, and Cargill will be excused from performance to the extent it cannot procure Producer’s Corn requirements based on the parameters set forth in the applicable Limit Order Sheet. To the extent Corn purchases in excess of the Limit Order Sheets in any consecutive 12-month period either (i) reflect basis levels of greater than $800,000 on an aggregate basis for all overages or (ii) volumes of 500,000 bushels or more, any such overages in basis levels or volumes shall not be considered a breach, and Producer’s sole remedy shall be the right to set off any incremental costs incurred as a direct result of such excess purchases against amounts owed to Cargill; provided, however, the costs resulting from volume overages described in Section 6(b)(ii) shall be established by comparing the basis level set forth in the Limit Order Sheet for the day in which each specific bushel overage (i.e., each overage that constitutes a portion of the aggregate 500,000 overage) occurred with the applicable basis levels as of the date in which the aggregate volume overages exceed 500,000 bushels. Cargill may provide the Commodity Manager with updated bid sheets, based upon which the Commodity Manager may prudently and opportunely update the Limit Order Sheet. If Cargill determines that it cannot originate Corn at or below the limits of the applicable Limit Order Sheet, Cargill will promptly provide Producer written or oral notification, and the Parties will discuss alternatives for procuring

Corn to satisfy Producer’s Corn requirements. Except to the extent specifically provided herein, Cargill will have sole discretion with respect to its origination of the Corn.

(c)

Sales Confirmations. Each sale of Corn to Producer shall be evidenced by a separate Cargill sales confirmation (“Sales Confirmation”). Each Sales Confirmation at a minimum shall specify the quantity and quality of the Corn, the delivery date and delivery location, the purchase price (i.e., the applicable basis and futures reference month as determined in accordance with Section 6(a) above), and any applicable discount from or premium to the purchase price, and such other information as the Parties may agree to include. On a weekly basis (on Monday or the first business day of each week), Cargill will issue a Sales Confirmation for each delivery period in which it procured corn for the Project Company. To the extent that any terms of any Sales Confirmation conflict with the terms of this Agreement, the terms of this Agreement shall govern unless both Parties have specifically expressed their intent in writing to supercede the terms of this Agreement. If both parties mutually agree that a Sales Confirmation may be cancelled, then such Sales Confirmation will be cancelled. Upon Producer’s written request, Cargill will, within a reasonable time period, provide Producer with a summary of the terms of Cargill’s cash corn contracts relating to all Corn delivered to Producer that is not sourced from a grain facility owned by Cargill or its Affiliates.

7. Market Updates. On a monthly basis, Cargill will provide Producer with corn market updates. Additionally, Cargill may provide Producer with input regarding Producer’s plans for Corn procurement and storage, including input on forward purchases, amount of grain held in storage and basis risk management; provided, however, that any such information provided by Cargill to Producer will be provided solely for informational purposes, without any guaranty of accuracy or completeness, provided that Cargill did not engage in fraud or willful misconduct. Such updates may be provided in writing or orally each Cargill Working Day. Cargill will provide the Commodity Manager with Corn “to arrive” information, based upon which the Commodity Manager may prepare the following day’s Limit Order Sheet. “Cargill Working Day” means Monday, Tuesday, Wednesday, Thursday or Friday except for Cargill Holidays. “Cargill Holidays” are New Years Day, Presidents Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Eve Day and Christmas Day (or, with respect to Christmas, the Cargill Holidays may differ from actual Christmas Eve Day and Christmas Day if such days fall on a weekend).

8. Cargill’s Corn Origination Model. The Parties acknowledge that Cargill expects to follow a Corn origination model that is substantially similar to the model that is currently in use at the Grain Facility.

9. IT Systems Coordination. Cargill and Producer will use commercially reasonable efforts to develop IT systems that are capable of providing Cargill with real time information on (a) Corn deliveries to the Grain Facility, and (b) changes to the amount of Corn held in storage in the Grain Facility; and that are capable of providing Producer with information on its cash corn positions, price and quantity according to both delivery month and estimated delivery schedule. Additionally, the Grain Facility will continue to use a scale integrator system compatible with the Cargill’s system in order for Cargill to monitor remotely deliveries of Corn.

10. Producer Resale of Corn. If Producer decides to resell any Corn for any reason including Force Majeure that has been delivered to the Grain Facility instead of processing such Corn into ethanol, then Cargill will arrange for such resale, including arrangement of transportation. In consideration of such service from Cargill, Producer will pay to Cargill a service fee equal to Cargill’s actual costs incurred plus $0.02 per bushel of Corn intended for resale.

11. Initial Quantity. Producer expects to purchase 1,500,000 bushels of Corn (the “Initial Quantity”) for delivery by March 1, 2007 (the “Projected Date of First Delivery”). Producer shall notify Cargill two (2) months in advance of the Projected Date of First Delivery of any revisions to the Initial Quantity or

Projected Date of First Delivery, together with its anticipated need for Corn during the first six months of operations at the Ethanol Facility. To the extent that such origination activity is requested prior to the Effective Date, the terms and conditions of this Agreement shall apply to such origination activity notwithstanding the fact that Effective Date has not yet occurred.

12. Purchase Price. The purchase price (“Purchase Price”) of the Corn shall be the sum of the Base Corn Price and the Origination Fee, which are defined as follows:

(a)

Base Corn Price. Producer shall pay to Cargill the Base Corn Price for Corn supplied to the Grain Facility. For purposes of this Section 12, the term “basis” means the difference between the current cash price of U.S. No. 2 yellow corn and the futures price of U.S. No. 2 yellow corn for the nearby futures contract month.

In the case of Corn arriving at the Grain Facility from third parties, the Base Corn Price will be:

i. [*]

ii. The applicable futures price, as determined under the Corn Advisory Agreement between Cargill Commodity Services, Inc. and Producer, or as determined by Producer in accordance with another futures advisory service if the Corn Advisory Agreement is not then in effect; plus or minus

iii. Applicable quality discounts or premiums as mutually agreed in writing by the Parties.

In the case of Corn arriving directly from Cargill’s grain elevators (including, without limitation, Cargill’s elevators in Marna, Guckeen and Alpha), the Base Corn Price will be: a value to be mutually agreed upon by the Parties, with such value targeted at the fair market value.

(b)

Origination Fee. Producer shall pay to Cargill a fee of [*] (USD $[*]) per bushel of Corn delivered to the Grain Facility (“the Origination Fee”). The Origination Fee will increase each Contract Year in accordance with the CPI Index for Nebraska.

(c)	Origination Fee Adjustment.
(i)

On the fifth (5th) anniversary of the Effective Date of this Agreement, upon the written request of either Party, the Parties shall negotiate in good faith to adjust the Origination Fee to take into account changes in market conditions, operating conditions or costs, inflation or other factors; provided, however, that in the event the Parties are unable to agree to any such adjustments within thirty (30) days following commencement of such negotiations, the Origination Fee will be unchanged and in full force and effect.

(ii)

On the seventh (7th) anniversary of the Effective Date of this Agreement, and every five (5) years thereafter, at the written request of either Party, the Parties shall negotiate in good faith to adjust the Origination Fee then in effect to take into account changes in market conditions, operating conditions or costs, inflation or other factors; provided, however, that in the event the Parties are unable to agree to any such adjustments within thirty (30) days following commencement of such negotiations, at the written request of either Party the dispute shall be settled by “baseball” arbitration in accordance with Section 12(c)(iii).

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

(iii)

Following delivery of a written request to arbitrate an Origination Fee dispute pursuant to Section 12(c)(ii), the Parties shall, within thirty (30) days, each elect an independent arbitrator with experience in the grain supply industry. Within fifteen (15) days thereafter, the two arbitrators selected by the Parties shall confer and agree on a third independent arbitrator with experience in the grain supply industry. The Parties shall each submit to the arbitrators the amount of the Origination Fee requested by such Party, together with supporting documentation as such Party may determine reasonable. Within ten (10) days thereafter, the arbitrators shall select, by a majority vote, the submission of one of the Parties as the Origination Fee that will be applicable to this Agreement from that date until the next adjustment period. The selection made by the arbitrators shall be conclusive, binding on the Parties and not subject to challenge or appeal in any forum; provided, however, that at any time during the arbitration process, the Parties may agree on the Origination Fee. The Parties may also agree to use a single independent arbitrator in lieu of the three arbitrators as contemplated herein, and in that case selection by the single expert will be binding on the Parties.

(d)

Minimum Fee. Notwithstanding any other provisions in this Agreement but provided that Cargill is not in breach of the obligations hereunder, Producer will pay to Cargill a minimum Origination Fee of USD $1,200,000.00 in each Contract Year (the “Minimum Fee”). For clarification purposes, and without limiting the foregoing, the Minimum Fee will apply even where Producer claims Force Majeure.

13. Payment.

(a)

Invoice. By no later than 10 a.m. CST on each Cargill Working Day after Corn is supplied to the Grain Facility, Cargill will send an invoice electronically to Producer setting forth the Purchase Price due from Producer for all such Corn (“Invoice”).

(b)	Payment Due.
(i)

Producer shall pay to Cargill the amount set forth in each Invoice no later than by 12:00 noon on the Payment Date. For purposes of this Section 13(b)(i), the term “Payment Date” means (x) during the first Contract Year, three (3) business days after Corn is supplied to the Grain Facility, (y) during the second Contract Year, two (2) business days after Corn is supplied to the Grain Facility and (z) thereafter, one (1) business day after Corn is supplied to the Grain Facility.

(ii)

Payment by Producer shall be made via ACH electronic payment. In addition to any other rights that Cargill may have relating to Producer’s failure to pay by the Payment Deadline, Cargill shall be entitled to apply, and Producer shall pay to Cargill, interest on all amounts outstanding past the Payment Deadline at the rate equal to the Default Rate.

(iii)

Notwithstanding anything to the contrary in Section 13(b)(i), Invoices up to the initial USD $3,000,000.00 of Corn supplied to the Grain Facility for the period from the Effective Date through the 14th business day following the Effective Date (the “Start-up Period”) shall be payable no later than by 12:00 noon on the 74 th business day following the Effective Date (the “Deferred Payment Date”); provided, however, that interest shall accrue, and be payable by Producer, at the rate equal to the Default Rate on all Start-up Period Invoice amounts outstanding on the Payment Date until payment in full of such amounts. “Default Rate” means an interest rate per annum equal to the interest rate per annum for large commercial loans as published in The Wall Street Journal, Midwest edition, as the “prime rate” (sometimes referred to as the “base rate”) from time to time (or, if more than one rate is published, the arithmetic mean of such rates), determined as of the date the obligation to pay interest arises, plus two hundred (200) basis points.

(iv)

Invoices for Corn supplied to the Grain Facility for the Start-up Period in excess of USD $3,000,000, but not exceeding USD $8,000,000, shall be paid by Producer by the Payment Date in accordance with Section 13(b)(i) or, upon Producer’s request, by the Deferred Payment Date in accordance with Section 13(b)(iii) if Producer has provided Cargill with an irrevocable letter of credit in a form reasonably acceptable to Cargill and in an amount corresponding to Cargill’s invoices in excess of USD $3,000,000.

(c)

Nonpayment. In addition to any other remedies available to Cargill under this Agreement, but subject to the provisions of the Master Agreement, Producer will be responsible for any and all resulting costs, expenses, losses, or damages incurred by Cargill in the event Producer fails to make timely payment.

14. Contact Persons. In order to facilitate the performance by both Parties of the terms of this Agreement in an efficient and expedient manner, and in order to provide for the timely exchange of information necessary or appropriate to fulfill the intentions of the Parties under this Agreement, each Party will appoint a primary contact. In the case of Producer, the primary contact will be Producer’s Commodity Manager. In the case of Cargill, the primary contact will be the Cargill, Incorporated AgHorizon Business Unit Farm Service Group Leader responsible for the territory in which the Grain Facility is located. The Primary Contacts will remain the Primary Contacts unless either Party provides the other Party with notice of a different Primary Contact pursuant to Section 10(b) (Notices) of the Master Agreement.

15. Reserved.

16. Term. The term of this Agreement is twenty (20) years, commencing as of the Effective Date. This Agreement will automatically renew for consecutive two (2) year terms unless at least one (1) year before the expiration of the then current term either Party provides written notice to the other Party of its intent not to renew. The Effective Date shall be the date of Provisional Acceptance (as defined in the Agreement for Engineering, Procurement and Construction, dated as of April 28, 2006, between Tenant and TIC - The Industrial Company Wyoming, Inc.). A “Contract Year” refers to the 365 consecutive day period commencing as of the Effective Date and each 365 consecutive day period thereafter.

17. Producer Events of Default. The following shall constitute events of default on the part of Producer (each, a “Producer Event of Default”) under this Agreement:

(a)

Producer fails to pay any amount that is due to Cargill under this Agreement that is not excused by this Agreement, and (i) Cargill provides written notice to Producer of such failure, and (ii) Producer fails to pay to Cargill such past-due amount (plus all accrued interest) within 30 days of Producer’s receipt of Cargill’s written notice;

(b)

three or more incidents of willful misconduct by Producer, or any of Producer’s employees, agents or representatives in the performance of or in connection with Producer’s obligations hereunder occur in any 12 month period and Cargill provides Producer with written notice of each such incident, or any on incident of willful misconduct by Producer occurs where (i) such willful misconduct has a Material Adverse Effect on Cargill or the Grain Facility, and (ii) such willful misconduct is done under the direction of, with the knowledge of, or otherwise sanctioned by an officer of Producer;

(c)	Producer procures or purchases Corn or Alternative Commodity for ethanol production at the Ethanol Facility from any entity or person other than Cargill, except as permitted hereunder;
(d)

Producer files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts generally when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days;

(e)

Producer sells, leases, assigns or otherwise transfers the Ethanol Facility or any rights in the Principal Documents or the Grain Facility Lease to a third party other than as permitted in this Agreement or any other agreement to which Cargill and Producer are parties;

(f)	The Grain Facility Lease expires or is terminated for any reason whatsoever attributable to Producer; or
(g)	Producer fails to comply with any final and binding arbitration award rendered pursuant to Section 6 of the Master Agreement.

18. Cargill Events of Default. The following shall constitute events of default on the part of Cargill (each, a “Cargill Event of Default”) under this Agreement:

(a)

Cargill fails to deliver the quantities of Corn required to be delivered within the period(s) set forth in the applicable Sales Confirmation on five (5) separate occurrences within any 12 month period under circumstances where (i) such failure directly results in the inability of the Ethanol Plant to produce ethanol because of the absence of Corn, or (ii) it is substantially certain (applying an objective standard) that such failure will directly result in the inability of the Ethanol Plant to produce ethanol at the same level of production at which Producer was producing ethanol immediately prior to such failure, and Producer intended to produce ethanol at the same or higher level of production at which Producer was producing ethanol immediately prior to such failure; provided however, that any such failure will not constitute a triggering occurrence hereunder if (x) such failure is excused under this Agreement or the Master Agreement, including without limitation an event of Force Majeure, (y) such failure is caused in any part by Producer or Producer’s agents, employees, representatives, contractors or invitees, or (z) Producer has failed to provide Cargill with immediate written notice of such failure, or if such written notice has been provided on a timely basis, Cargill has cured such failure within 72 hours of its receipt of the written notice.

(b)

three or more incidents of willful misconduct by Cargill or any of Cargill’s employees, agents or representatives in the performance of or in connection with Cargill’s obligations hereunder occur in any 12 month period and Producer provides Cargill with written notice of each such incident, or any one incident of willful misconduct by Cargill occurs where (i) such willful misconduct has a Material Adverse Effect on Producer or the Ethanol Facility, and (ii) such willful misconduct is done under the direction of, with the knowledge of, or otherwise sanctioned by an officer of Cargill within the AgHorizons business unit;

(c)

Cargill files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts generally when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days;

(d)	Cargill fails to comply with any final and binding arbitration award rendered pursuant to Section 6 of the Master Agreement;
(e)

Cargill fails to pay any amount that is due to Producer under this Agreement that is not excused by this Agreement, and (i) Producer provides written notice to Cargill of such failure, and (ii) Cargill fails to pay to Producer such past-due amount within five (5) days of Cargill’s receipt of Producer’s written notice; or

(f)	Expiration or the termination of the Grain Facility Lease for reasons attributable to Cargill.

19. Remedies for Breach Not Constituting an Event of Default. In the event that either Party breaches or fails to perform any commitment or obligation contained herein, under circumstances where such breach or failure does not constitute an Event of Default, and such breach or failure is not excused by this Agreement, including by a Force Majeure condition, the other Party (the “Non-Defaulting Party”) may exercise any remedy or right specified in the Master Agreement or this Agreement in connection with such breach or failure. In addition, and without limiting the foregoing:

(a)

If (i) Producer at any time owes Cargill $500,000 or more for Corn delivered to the Grain Facility, or (ii) Cargill’s mark-to-market exposure on Corn procured for Producer but not yet delivered exceeds $1,000,000, then Cargill may exercise any one or more of the following remedies: (x) suspend performance of its obligations under this Agreement, including without limitation origination and delivery of Corn to Producer, until Producer is below the dollar thresholds set forth in Section 19(a)(i) and (ii), (y) require Producer to provide an irrevocable letter of credit in a form reasonably acceptable to Cargill as adequate assurance for amounts in excess of $500,000 in the case of subparagraph (i) above or $1,000,000 in the case of subparagraph (ii) above, or (z) with respect to mark-to-market exposure on Corn, unwind cash positions to limit Cargill’s exposure on Corn. For purposes of this section, “mark-to-market exposure” refers to the difference, in the aggregate, between the actual price Cargill sold the Corn to Producer and the current market price for such Corn (based on Cargill’s daily posted basis or flat price, as applicable, for Corn delivered to the Grain Facility) as adjusted daily;

(b)

In the event either Party fails to pay any amounts due to the other Party when due, the Non-Defaulting Party shall be entitled to charge and receive interest accrued on the unpaid amount from the date it was due until the date actually paid at the Default Rate;

(c)

If a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in this Agreement, the defaulting Party shall be liable to the Non-Defaulting Party for Damages arising out of or resulting from such breach as provided in Section 8 of the Master Agreement (subject to the Non-Defaulting Party’s duty to mitigate its Damages). Notwithstanding the foregoing, Cargill’s failure to deliver Producer quantities of Corn within the period set forth in any applicable Sales Confirmation will give rise to a Producer claim for Damages consistent with Rule 28 of the National Grain and Feed Association Grain Trade Rules.

(d)

If a Party breaches or fails to perform in any material respect any of its commitments or agreements contained in any Principal Document, and such breach or failure is of a continuing nature, the Non-Defaulting Party may (A) request the defaulting Party, as a condition of continuing its performance under this Agreement, to provide adequate assurance of performance of the defaulting Party’s obligations under this Agreement; and/or (B) seek injunctive relief.

20. Remedies for Events of Default. Upon the occurrence of an Event of Default that has not been waived in writing by the Non-Defaulting Party, the Non-Defaulting Party shall have all of the following rights and remedies in addition to the rights and remedies specified in Section 19 above, which may be exercised in such order or combination as such Non-Defaulting Party may determine: (i) terminate this Agreement, or (ii) subject to the limitations set forth in Section 8(c) of the Master Agreement (relating to consequential damages), pursue any other remedies available at law or in equity.

21. Warranties; Disclaimer. Cargill warrants to Producer that the Corn sold to Producer at the time delivered to the Grain Facility shall conform to the specifications for the Corn set forth herein or on the applicable Sales Confirmation, subject to applicable discounts or premiums. Cargill warrants that the Corn will not include any article or commodity that may not, under the provisions of the Food, Drug and Cosmetic Act, be introduced in U.S. interstate commerce. Cargill further warrants to Producer that it has title to the Corn free and clear of all liens and encumbrances. Except as specifically provided herein, CARGILL DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PRODUCER ASSUMES ALL RISK AND LIABILITY RESULTING FROM THE USE OF THE GRAIN, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES OR IN ANY PROCESS. THERE ARE NO ORAL WARRANTIES COLLATERAL TO OR AFFECTING SUCH SALE.

22. Non-Conforming Corn.

(a)

All Corn shall be received subject to Producer’s right of inspection and acceptance; provided, however, that Corn must be accepted if it complies with specifications set forth in this Agreement or the applicable Sales Confirmation if different from this Agreement. Producer’s exclusive remedy and Cargill’s exclusive liability for shipment of non-conforming Corn or for breach of warranty is expressly limited to replacement, within a reasonable period of time, of the non-conforming Corn at no additional charge to Producer (shipping costs to be paid by Cargill); provided however, that any Corn received into the Grain Facility will be deemed to have been accepted by Producer as conforming Corn. All nonconforming Corn rightfully rejected shall be returned to Cargill, at Cargill’s sole expense, or, at Cargill’s direction, disposed of by Producer in a manner mutually acceptable to Producer and Cargill with all costs of such disposition to be paid by Cargill.

(b)

Notwithstanding anything to the contrary in this Agreement, any claim by Producer with respect to any Corn or any Sales Confirmation other than a claim for shipment of nonconforming Corn (which shall be governed by Section 22(a)), whether based on breach of warranty, contract, negligence, strict liability or other tort, shall be made promptly by Producer upon Producer’s notice or knowledge of any such claim and shall be deemed to be waived unless received, in writing, by Cargill within ten (10) days after the delivery of the Corn to the Grain Facility.

(c)	Notwithstanding anything to the contrary in this Agreement, each Party agrees to use commercially reasonable efforts to mitigate any Damages incurred by it hereunder.

23. Force Majeure. In the event that Producer exercises its rights under Section 3 (Force Majeure) of the Master Agreement, Producer shall still be required to purchase all Corn originated by Cargill pursuant this Agreement for the time prior to Cargill’s receipt of the Force Majeure Notice and to pay to Cargill any outstanding amounts due under any Sales Confirmations, and any costs arising from diversion of the Corn. During the pendency of an event of Force Majeure claimed by Cargill, Producer may purchase corn from third parties to the extent reasonably necessary to mitigate any harm to Producer during the expected duration of the Force Majeure; however, Cargill shall have no liability whatsoever to Producer with respect to any corn or other feedstock purchased by Producer in connection with an event of Force Majeure claimed by Cargill.

24. Survival. The provisions of Section 13(c) shall survive the expiration or earlier termination of this Agreement.

25. No Partnership. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties, and neither Party shall make any representation to the contrary. Under no circumstances shall Cargill be liable for the debts or obligations of Producer (including without limitation any bank financing, tax-exempt bonds or trade debt incurred by Producer) or for the wages, salaries, or benefits of Producer’s employees, and Producer hereby agrees to indemnify, defend, and hold harmless Cargill from and against the same.

26. Integrated Agreements. The Parties hereby acknowledge and agree that the Corn Supply Agreement and the Grain Facility Lease have been negotiated and entered into simultaneously as integrated parts of one unified transaction with a common purpose. Without limiting the generality of the forgoing, (i) the Parties would not have entered into the Corn Supply Agreement and the Grain Facility Lease separately without entering into the other, (ii) the consideration for such agreements is not separate and distinct, but interrelated and incorporated by reference between the Corn Supply Agreement and the Grain Facility Lease, and (iii) in the event that either of the Parties becomes a debtor in bankruptcy, the Parties intend that the Corn Supply Agreement and the Grain Facility Lease are either accepted or rejected together as one executory contract.

27. Grain Inventory. As of the Effective Date (as defined in the Grain Facility Lease), Cargill will have in storage at the Grain Facility inventories of grain (the “Grain Inventory”) and will have certain amounts of corn under contract to arrive at the Grain Facility on or after the Effective Date (“To Arrive Grain”). As of the Effective Date, Producer agrees to purchase all of the Grain Inventory and To Arrive Grain at a price to be mutually agreed upon by the Parties as of the Effective Date. Cargill and Producer will select an independent third party to determine the quantity of the Grain Inventory by either weighing up or measuring up the Grain Inventory, and to determine the grade of the Grain Inventory by using an inspection agency satisfactory to Cargill and Producer. All samples of the Grain Inventory will be taken under the supervision of the Parties. The third party inspection agency will maintain the grain samples for 30 days.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first entered above.

CARGILL, INCORPORATED		PIONEER TRAIL ENERGY, LLC
By:	/s/ Dennis Inman	By:	/s/ Scott H. Pearce

Name:	Dennis Inman	Name:	Scott H. Pearce

Title:	V.P. Cargill AgHorizons	Title:	Authorized Representative

Date:	September 25, 2006	Date:	September 25, 2006